EXHIBIT (S)(1)
The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS]
PROSPECTUS SUPPLEMENT
(to Prospectus dated      , 2012)
Shares
Horizon Technology Finance Corporation
Common Stock
$        per share
and
[[•] Shares of Common Stock Offered by the Selling Stockholder[s]]
     We are a non-diversified closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). We are externally managed by Horizon Technology Finance Management LLC, a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Our investment objective is to maximize our investment portfolio’s return by generating current income from the loans we make and capital appreciation from the warrants we receive when making such loans. We make secured loans to development-stage companies in the technology, life science, healthcare information and services and cleantech industries.
     All of the            shares of common stock (“shares”) offered by this prospectus supplement are being sold by us [and/or the selling stockholder[s]]. Our common stock is traded on The NASDAQ Global Market (“NASDAQ”) under the symbol “HRZN”. The last reported closing price for our common stock on      , 2012 was $      per share. The net asset value of our common stock on         ,       (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $      per share. [The offering price per share of our common stock less any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make this offering.] [We will not receive any proceeds from the sales of common stock by the selling stockholder[s], and sales of common stock by the selling stockholder[s] may negatively impact the price of our common stock. The selling stockholder[s] may sell their shares at a price per share that is less than the net asset value per share. Shares sold by the selling stockholder[s] will generally be freely tradable. Sales of substantial amounts of shares, including by the selling stockholder[s], or the availability of such shares for sale, whether or not sold, could adversely affect the prevailing market price for our shares.]
     Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this public offering. Investing in our common stock involves a high degree of risk. Before buying any securities, you should read the discussion of the material risks of investing in our common stock, including “Risk Factors — Risks Related to Offerings Under This Prospectus — Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value, and we cannot assure you that the market price of our common stock will not decline following an offering” beginning on page [31] of the accompanying prospectus.

     This prospectus supplement contains important information you should know before investing in our common stock. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information is available free of charge by contacting us at 312 Farmington Avenue, Farmington, Connecticut 06032, Attention: Investor Relations, or by calling us collect at (860) 676-8654. The SEC also maintains a website at http://www.sec.gov that contains such information.
     Investing in our common stock is highly speculative and involves a high degree of risk, and you could lose your entire investment if any of the risks occur. For more information regarding these risks, please see “Risk Factors” beginning on page [ ] of this prospectus supplement and page [ ] of the accompanying prospectus. The individual securities in which we invest will not be rated by any rating agency. If they were, they would be rated as below investment grade or “junk.” Indebtedness of below investment grade quality has predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.
     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Sales load (underwriting discounts and commissions)	$	$
Proceeds to us (before expenses)	$	$
[Proceeds to selling stockholder[s] (before expenses)]	$	$
     In addition, the underwriters may purchase up to an additional            shares of common stock at the public offering price, less the sales load payable by us [and/ or the selling stockholder[s],] to cover overallotments, if any, within            days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total sales load paid by us [and/or the selling stockholder[s]] will be $      , and total proceeds, before expenses, will be $      .
     The underwriters are offering the common stock as set forth in “Underwriting.” Delivery of the common stock will be made on or about      , 2012.
The date of this prospectus supplement is      , 2012

ABOUT THIS PROSPECTUS SUPPLEMENT
     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We [and/or the selling stockholder[s]] have not, and the underwriters have not, authorized any other person to provide you with different information. We [and/or the selling stockholder[s]] are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or the accompanying prospectus, respectively. Our business, financial condition, results of operations, cash flows and prospects may have changed since that date. We will update these documents to reflect material changes only as required by law. We [and/or the selling stockholder[s]] are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted.
     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our common stock.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT
PROSPECTUS

Page
[Insert table of contents from base prospectus.]

PROSPECTUS SUPPLEMENT SUMMARY
     This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider before investing in our common stock. You should read the accompanying prospectus and this prospectus supplement carefully, including “Risk Factors,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements contained in this prospectus supplement and/or the accompanying prospectus.
     Horizon Technology Finance Corporation, a Delaware corporation, was formed on March 16, 2010 for the purpose of acquiring, continuing and expanding the business of its wholly-owned subsidiary, Compass Horizon Funding Company LLC, a Delaware limited liability company, which we refer to as “Compass Horizon,” raising capital in its initial public offering, or IPO, and operating as an externally managed BDC under the 1940 Act. Except where the context suggests otherwise, the terms “we,” “us,” “our” and “Company” refer to Compass Horizon and its consolidated subsidiary prior to our IPO and to Horizon Technology Finance Corporation and its consolidated subsidiaries after the IPO. In addition, we refer to Horizon Technology Finance Management LLC, a Delaware limited liability company, as “HTFM,” our “Advisor” or our “Administrator.”
Our Company
     We are a specialty finance company that lends to and invests in development-stage companies in the technology, life science, healthcare information and services and cleantech industries (collectively, our “Target Industries”). Our investment objective is to generate current income from the loans we make and capital appreciation from the warrants we receive when making such loans. We make secured loans (“Venture Loans”) to companies backed by established venture capital and private equity firms in our Target Industries whereby the equity capital investment supports the loan by initially providing a source of cash to fund the portfolio company’s debt service obligations (“Venture Lending”). Venture Lending is typically characterized by, among other things, (i) the making of a secured loan after a venture capital or equity investment in the portfolio company has been made, which investment provides a source of cash to fund the portfolio company’s debt service obligations under the Venture Loan, (ii) the senior priority of the Venture Loan which requires repayment of the Venture Loan prior to the equity investors realizing a return on their capital, (iii) the relatively rapid amortization of the Venture Loan, and (iv) the lender’s receipt of warrants or other success fees with the making of the Venture Loan. We also selectively lend to publicly traded companies in our Target Industries.
     We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings. However, as a BDC, we are only generally allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. The amount of leverage that we employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing.
     We have elected to be treated for federal income tax purposes as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code (the “Code”). As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our stockholders if we meet certain source-of-income, distribution, asset diversification and other requirements.
     We are externally managed and advised by our Advisor. Our Advisor manages our day-to-day operations and also provides all administrative services necessary for us to operate.
Our Advisor
     Our investment activities are managed by our Advisor and we expect to continue to benefit from our Advisor’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage our diversified portfolio of investments. In addition to the experience gained from the years that they have worked together both at our Advisor and prior to the formation by our Advisor of the Company, the members of our investment team have broad lending backgrounds, with substantial experience at a variety of commercial finance companies, technology banks and private debt funds, and have developed a broad network of contacts within the venture capital and private equity community. This network of contacts provides a principal source of investment opportunities.
     Our Advisor is led by five senior managers, including its two co-founders, Robert D. Pomeroy, Jr., our Chief Executive Officer, and Gerald A. Michaud, our President. The other senior managers include Christopher M. Mathieu, our Senior Vice President and Chief Financial Officer, John C. Bombara, our Senior Vice President, General Counsel and Chief Compliance Officer, and Daniel S. Devorsetz, our Senior Vice President and Chief Credit Officer.
Our Strategy
     Our investment objective is to maximize our investment portfolio’s total return by generating current income from the loans we make and capital appreciation from the warrants we receive when making such loans. To further implement our business strategy, our Advisor will continue to employ the following core strategies:
•	Structured Investments in the Venture Capital and Private Equity Markets. We make loans to development-stage companies within our Target Industries typically in the form of secured amortizing loans. The secured amortizing debt structure provides a lower risk strategy, as compared to equity investments, to participate in the emerging technology markets because the debt structures we typically utilize provide collateral against the downside risk of loss, provide return of capital in a much shorter timeframe through current pay interest and amortization of loan principal and have a senior position in the capital structure to equity in the case of insolvency, wind down or bankruptcy. Unlike venture capital and private equity investments, our investment returns and return of our capital do not require equity investment exits such as mergers and acquisitions or initial public offerings. Instead, we receive returns on our loans primarily through regularly scheduled payments of principal and interest and, if necessary, liquidation of the collateral supporting the loan. Only the potential gains from warrants are dependent upon exits.

•	“Enterprise Value” Lending. We and our Advisor take an enterprise value approach to the loan structuring and underwriting process. We secure a senior or subordinated lien position against the enterprise value of a portfolio company.

•	Creative Products with Attractive Risk-Adjusted Pricing. Each of our existing and prospective portfolio companies has its own unique funding needs for the capital provided from the proceeds of our Venture Loans. These funding needs include, but are not limited to, funds for additional development runways, funds to hire or retain sales staff or funds to invest in research and development in order to reach important technical milestones in advance of raising additional equity. Our loans include current pay interest, commitment fees, final payments, pre-payment fees and non-utilization fees. We believe we have developed pricing tools, structuring techniques and valuation metrics that satisfy our portfolio companies’ requirements while mitigating risk and maximizing returns on our investments.

•	Opportunity for Enhanced Returns. To enhance our loan portfolio returns, in addition to interest and fees, we obtain warrants to purchase the equity of our portfolio companies as additional consideration for making loans. The warrants we obtain generally include a “cashless exercise” provision to allow us to exercise these rights without requiring us to make any additional cash investment. Obtaining warrants in our portfolio companies has allowed us to participate in the equity appreciation of our portfolio companies, which we expect will enable us to generate higher returns for our investors.

•	Direct Origination. We originate transactions directly with technology, life science, healthcare information and services and cleantech companies. These transactions are referred to our Advisor from a number of sources, including referrals from, or direct solicitation of, venture capital and private equity firms, portfolio company management teams, legal firms, accounting firms, investment banks and other lenders that represent companies within our Target Industries. Our Advisor has been the sole or lead originator in substantially all transactions in which the funds it manages have invested.

•	Disciplined and Balanced Underwriting and Portfolio Management. We use a disciplined underwriting process that includes obtaining information validation from multiple sources, extensive knowledge of our Target Industries, comparable industry valuation metrics and sophisticated financial analysis related to development-stage companies. Our Advisor’s due diligence on investment prospects includes obtaining and evaluating information on the prospective portfolio company’s technology, market opportunity, management team, fund raising history, investor support, valuation considerations, financial condition and projections. We seek to balance our investment portfolio to reduce the risk of down market cycles associated with any particular industry or sector, development-stage or geographic area. Our Advisor employs a “hands on” approach to portfolio management requiring private portfolio companies to provide monthly financial information and to participate in regular updates on performance and future plans.

•	Use of Leverage. We currently use leverage to increase returns on equity through revolving credit facilities provided by WestLB AG (the “WestLB Facility”) and Wells Fargo Capital Finance, LLC (the “Wells Facility” and collectively with the WestLB Facility, the “Credit Facilities”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in this prospectus supplement. In addition, we may issue debt securities and preferred stock in one or more series in the future. The specific terms of each series of debt securities we publicly offer will be described in the particular prospectus supplement relating to that series and the particular terms of any preferred stock we offer will be described in the prospectus supplement relating to such preferred stock shares. See “Description of Debt Securities That We May Issue” and “Description of Preferred Stock That We May Issue” in the accompanying prospectus for additional information on the debt securities and preferred stock we may issue.
Market Opportunity
     We focus our investments primarily in four key industries of the emerging technology market: technology, life science, healthcare information and services and cleantech. The technology sectors we focus on include communications, networking, wireless communications, data storage, software, cloud computing, semiconductor, internet and media and consumer-related technologies. The life science sectors we focus on include biotechnology, drug delivery, bioinformatics and medical devices. The healthcare information and services sectors we focus on include diagnostics, medical record services and software and other healthcare related services and technologies that improve efficiency and quality of administered healthcare. The cleantech sectors we focus on include alternative energy, water purification, energy efficiency, green building materials and waste recycling.
     We believe that Venture Lending has the potential to achieve enhanced returns that are attractive notwithstanding the high degree of risk associated with lending to development-stage companies. Potential benefits include:
•	interest rates that typically exceed rates that would be available to portfolio companies if they could borrow in traditional commercial financing transactions;

•	the loan support provided by cash proceeds from equity capital invested by venture capital and private equity firms;

•	relatively rapid amortization of loans;

•	senior ranking to equity and collateralization of loans to minimize potential loss of capital; and

•	potential equity appreciation through warrants.
     We believe that Venture Lending also provides an attractive financing source for portfolio companies, their management teams and their equity capital investors, as it:
•	is typically less dilutive to the equity holders than additional equity financing;

•	extends the time period during which a portfolio company can operate before seeking additional equity capital or pursuing a sale transaction or other liquidity event; and

•	allows portfolio companies to better match cash sources with uses.
Competitive Strengths
     We believe that we, together with our Advisor, possess significant competitive strengths, which include the following:

•	Consistently Execute Commitments and Close Transactions. Our Advisor and its senior management and investment professionals have an extensive track record of originating, underwriting and closing Venture Loans. Our Advisor has directly originated, underwritten and managed more than 130 Venture Loans with an aggregate original principal amount over $800 million since it commenced operations in 2004. In our experience, prospective portfolio companies prefer lenders that have demonstrated their ability to deliver on their commitments.

•	Robust Direct Origination Capabilities. Our Advisor’s managing directors each have significant experience originating Venture Loans in our Target Industries. This experience has given each managing director a deep knowledge of our Target Industries and an extensive base of transaction sources and references. Our Advisor’s brand name recognition in our market has resulted in a steady flow of high quality investment opportunities that are consistent with the strategic vision and expectations of our Advisor’s senior management.

•	Highly Experienced and Cohesive Management Team. Our Advisor has had the same senior management team of experienced professionals since its inception. This consistency allows companies, their management teams and their investors to rely on consistent and predictable service, loan products and terms and underwriting standards.

•	Relationships with Venture Capital and Private Equity Investors. Our Advisor has developed strong relationships with venture capital and private equity firms and their partners. The strength and breadth of our Advisor’s venture capital and private equity relationships would take considerable time and expense to develop.

•	Well-Known Brand Name. Our Advisor has originated Venture Loans to more than 130 companies in our Target Industries under the “Horizon Technology Finance” brand. Each of these companies is backed by one or more venture capital or private equity firms. We believe that the “Horizon Technology Finance” brand, as a competent, knowledgeable and active participant in the Venture Lending marketplace, will continue to result in a significant number of referrals and prospective investment opportunities in our Target Industries.
Risk Factors
     The values of our assets, as well as the market price of our shares, fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in us involves other risks, including the following:
•	We have a limited operating history and may not be able to achieve our investment objective or generate sufficient revenue to make or sustain distributions to our stockholders and your investment in us could decline substantially;

•	We and our Advisor have limited experience operating under the constraints imposed on a BDC or managing an investment company, which may affect our ability to manage our business and impair your ability to assess our prospects;

•	We are dependent upon key personnel of our Advisor and our Advisor’s ability to hire and retain qualified personnel;

•	We operate in a highly competitive market for investment opportunities, and if we are not able to compete effectively, our business, results of operations and financial condition may be adversely affected and the value of your investment in us could decline;

•	If we are unable to satisfy the requirements under the Code for qualification as a RIC, we will be subject to corporate-level federal income tax;

•	Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital, which may expose us to additional risks;

•	We have not yet identified many of the potential investment opportunities for our portfolio that we will invest in with the proceeds of an offering under this registration statement;

•	If our investments do not meet our performance expectations, you may not receive distributions;

•	Most of our portfolio companies will need additional capital, which may not be readily available;

•	Economic recessions or downturns could adversely affect our business and that of our portfolio companies which may have an adverse effect on our business, results of operations and financial condition;

•	Our investment strategy focuses on investments in development-stage companies in our Target Industries, which are subject to many risks, including volatility, intense competition, shortened product life cycles and periodic downturns, and would be rated below “investment grade”;

•	We cannot assure you that the market price of shares of our common stock will not decline following an offering;

•	Subsequent sales in the public market of substantial amounts of our common stock [by the selling stockholder[s]] may have an adverse effect on the market price of our common stock and the registration of a substantial amount of insider shares, whether or not actually sold, may have a negative impact on the market price of our common stock;

•	Our common stock price may be volatile and may decrease substantially;

•	We may allocate the net proceeds from an offering in ways with which you may not agree;

•	Investors in offerings of our common stock may incur immediate dilution upon the closing of such offering;

•	If we sell common stock at a discount to our net asset value per share, stockholders who do not participate in such sale will experience immediate dilution in an amount that may be material;

•	There is a risk that investors in our equity securities may not receive dividends or that our dividends may not grow over time, and a portion of distributions paid to you may be a return of capital;

•	The securities in which we invest generally will have no market price and value them based on estimates. Our valuations are inherently uncertain and may differ materially from the values that would be assessed if a ready market for these securities existed;

•	Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value, and we cannot assure you that the market price of our common stock will not decline following an offering; and

•	Stockholders will experience dilution in their ownership percentage if they do not participate in our dividend reinvestment plan.
     See “Risk Factors” beginning on page [ ] of the accompanying prospectus and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
     [Shares of our common stock sold by the selling stockholder[s] will generally be freely tradable. Sales of substantial amounts of our common stock, including by the selling stockholder[s], or the availability of such common stock for sale, whether or not sold, could adversely affect the prevailing market prices for our common stock.]

Recent Developments
     [Insert description of recent developments at time of offering.]
Company Information
     Our administrative and executive offices and those of our Advisor are located at 312 Farmington Avenue, Farmington, Connecticut 06032, and our telephone number is (860) 676-8654. Our corporate website is located at www.horizontechnologyfinancecorp.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be part of this prospectus supplement.

THE OFFERING

Common Stock Offered by Us [and/or the Selling Stockholder[s]]	, excluding shares issuable pursuant to the overallotment option granted to the underwriters.

Common Stock to be Outstanding after this Offering	, excluding shares issuable pursuant to the overallotment option granted to the underwriters.

Use of Proceeds	We intend to use the net proceeds from selling our shares to make new investments in portfolio companies in accordance with our investment objective and strategies as described in this prospectus supplement and accompanying prospectus and for working capital and general corporate purposes. [We will not receive any proceeds from the sale of our common stock by the selling stockholders.]

Listing	Our common stock is traded on NASDAQ under the symbol “HRZN.”

Trading at a Discount	Shares of closed-end investment companies frequently trade at a discount to their net asset value. This risk is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our common stock will trade above, at or below net asset value.

Dividend Reinvestment Plan	We have a dividend reinvestment plan for our stockholders. The dividend reinvestment plan is an “opt out” dividend reinvestment plan. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. Stockholders who receive distributions in the form of stock will be subject to the same federal, state and local tax consequences as stockholders who elect to receive their distributions in cash.

[Selling Stockholder[s]	The selling stockholder[s] [are][is] , as described under “Control Persons and Principal Stockholders” in the accompanying prospectus.

[Insert description of selling stockholder[s]].

All contractual lock-ups and other restrictions applicable to sales by insiders have expired. Once the shares of the selling stockholder[s] are sold under the registration statement, the shares will be freely tradable in the hands of persons other than our affiliates. See “Certain Relationships and Related Transactions” and “Shares Eligible for Future Sale” in the accompanying prospectus.]

FEES AND EXPENSES
     The following table is intended to assist you in understanding the costs and expenses that an investor will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company.

Stockholder Transaction Expenses
Sales Load (as a percentage of offering price)%		(1)
Offering Expenses (as a percentage of offering price)%		(2)
Dividend Reinvestment Plan Fees	None	(3)

Total Stockholder Transaction Expenses (as a percentage of offering price)%
Annual Expenses (as a Percentage of Net Assets Attributable to Common Stock) (4)
Base Management Fee	%	(5)
Incentive Fees Payable Under the Investment Management Agreement	%	(6)
Interest Payments on Borrowed Funds	%	(7)
Other Expenses (estimated for the current fiscal year)%		(8)
Acquired Fund Fees and Expenses	%	(9)

Total Annual Expenses (estimated)%		(5)(10)

(1)	The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)	Amount reflects estimated offering expenses of $ and is based on the offering of shares at the public offering price of $ per share.

(3)	The expenses of the dividend reinvestment plan are included in “Other Expenses” in the table. See “Dividend Reinvestment Plan” in the accompanying prospectus.

(4)	Net Assets Attributable to Common Stock equals estimated average net assets for the current year and is based on our net assets at , 2012 and includes the net proceeds of the offering estimated to be received by the Company.

(5)	Our base management fee under the Investment Management Agreement is based on our gross assets, which includes assets acquired using leverage, and is payable monthly in arrears. The management fee referenced in the table above is based on our average gross assets of $ for the months ended , 2012 and includes assets estimated to be acquired in the current fiscal year using leverage and the net proceeds of the offering estimated to be received by the Company. See “Investment Management and Administration Agreements — Investment Management Agreement” in the accompanying prospectus.

(6)	Our incentive fee payable under the Investment Management Agreement consists of two parts: The first part, which is payable quarterly in arrears, equals 20% of the excess, if any, of our

“Pre-Incentive Fee Net Investment Income” over a 1.75% quarterly (7.00% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our Advisor receives no incentive fee until our net investment income equals the hurdle rate of 1.75% but then receives, as a “catch-up,” 100.00% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875%. The effect of this provision is that, if pre-incentive fee net investment income exceeds 2.1875% in any calendar quarter, our Advisor will receive 20.00% of our pre-incentive fee net investment income as if a hurdle rate did not apply. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash.

The second part of the incentive fee equals 20.00% of our “Incentive Fee Capital Gains,” if any, which will equal our realized capital gains on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date). For a more detailed discussion of the calculation of this fee, see “Investment Management and Administration Agreements — Investment Management Agreement” in the accompanying prospectus.

The incentive fee payable to our Advisor is based on the actual amount incurred under the first part of the Investment Management Agreement during the three months ended , annualized for a full year. As we cannot predict the occurrence of any capital gains from the portfolio, we have assumed no Incentive Fee Capital Gains.

(7)	We will continue to borrow funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. The costs associated with our outstanding borrowings are indirectly borne by our investors. [For purposes of this section, interest expense represents an estimate of our interest expenses based on actual interest expenses incurred for the months ended , 2012 and includes estimated increases for the current fiscal year. We used the LIBOR rate on , 2012 and the interest rates on the Credit Facilities. We have also included the estimated amortization of fees incurred in establishing the Credit Facilities. At , 2012, we had approximately $ million outstanding under the WestLB Facility and approximately $ million outstanding under the Wells Facility. We may also issue preferred stock, subject to our compliance with applicable requirements under the 1940 Act; however, we have no current intention to do so during the year following the effective date of the registration statement.]

(8)	Includes our overhead expenses, including payments under the Administration Agreement, based on our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement. See “Investment Management and Administration Agreements — Administration Agreement” in the accompanying prospectus. “Other Expenses” are based on estimated amounts to be incurred on an annual basis.

(9)	Amount reflects our estimated expenses of the temporary investment of offering proceeds in money market funds pending our investment of such proceeds in portfolio companies in accordance with our investment objective and strategies described in the accompanying prospectus and this prospectus supplement.

(10)	“Total Annual Expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total Annual Expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and after taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example
     The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above. In the event that shares to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will restate this example to reflect the applicable sales load.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$
     The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown.
     While the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the Investment Management Agreement is unlikely to be significant assuming a 5% annual return and is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our distributions to our common stockholders and our expenses would likely be higher. See “Investment Management and Administration Agreements — Examples of Incentive Fee Calculation” for additional information regarding the calculation of incentive fees. In addition, while the example assumes reinvestment of all dividends and other distributions at net asset value, participants in our dividend reinvestment plan receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. This price may be at, above or below net asset value. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     In addition to factors previously identified elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•	our future operating results, including the performance of our existing loans and warrants;

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•	the relative and absolute investment performance and operations of our Advisor;

•	the impact of increased competition;

•	the impact of investments we intend to make and future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the projected performance of other funds managed by our Advisor;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	our regulatory structure and tax status;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of interest rate volatility on our results, particularly if we use leverage as part of our investment strategy;

•	the ability of our portfolio companies to achieve their objectives;

•	our ability to cause a subsidiary to become a licensed SBIC;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or our Advisor;

•	our contractual arrangements and relationships with third parties;

•	our ability to access capital and any future financings by us;

•	the ability of our Advisor to attract and retain highly talented professionals; and

•	the impact of changes to tax legislation and, generally, our tax position.
     This prospectus supplement, the accompanying prospectus and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “plan,” “potential,” “project,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.
     Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) or Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement, the accompanying prospectus or in periodic reports we file under the Exchange Act.

USE OF PROCEEDS
     We estimate that net proceeds we will receive from the sale of            shares of our common stock in this offering will be approximately $        million (or approximately $            million if the underwriters fully exercise their overallotment option), in each case based on a public offering price of $       per share, after deducting the underwriting discounts and commissions of $        million (or approximately $        million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $        payable by us.
     We intend to use the net proceeds from the sale of our shares for investment in portfolio companies in accordance with our investment objective and strategies and for working capital and general corporate purposes. We estimate that it will take up to [ ] months for us to substantially invest the net proceeds of any offering made pursuant to this prospectus supplement, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurances that we will be able to achieve this goal. Pending such use, we will invest the remaining net proceeds of this offering primarily in cash, cash equivalents, U.S. Government securities and high-quality debt investments that mature in one year or less from the date of investment. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective. [We will not receive any proceeds from the resale of our common stock by the selling stockholder[s].]

CAPITALIZATION
     The following table sets forth:
•	our actual capitalization as of , 20 ; and

•	our pro forma capitalization to give effect to the sale of shares of common stock in this offering based on the public offering price of $ per share, after deducting the underwriting discounts and commissions of $ million payable by us [and/or the selling stockholder[s]] and estimated offering expenses of approximately $ payable by us.

	As of	, 20
	Actual	Pro Forma
(dollars in thousands)
Assets:
Cash and cash equivalents	$	$
Investment at par value
Other assets
Total assets

Liabilities:
Debt
Other liabilities
Total liabilities

Net assets:
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, pro forma
Paid in capital in excess of par
Capital distributions in excess of net investment income
Net unrealized appreciation on investments
Net realized gains (losses) on investments
Total stockholders’ equity
Net asset value per common share

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS
     Our common stock is traded on NASDAQ, under the symbol “HRZN.” The following table sets forth, for each fiscal quarter since our IPO, the range of high and low sales prices of our common stock as reported on NASDAQ, the sales price as a percentage of our net asset value and the distributions declared by us for each fiscal quarter.

				Premium/	Premium/
				discount	Discount
				of	of
				High Sales	Low Sales
				Price to	Price to	Cash
	Net Asset			Net Asset	Net Asset	Distributions
	Value (1)	Closing Sales Price		Value (2)	Value (2)	per Share (3)
		High	Low
Year ended December 31, 2011
Fourth Quarter	$ *	$16.32	$14.40	* %	* %	$ *
Third Quarter	$17.36	$16.25	$13.88	94%	80%	$0.45
Second Quarter	$17.40	$16.17	$15.21	93%	87%	$0.40
First Quarter	$17.23	$16.25	$14.90	94%	86%	$0.33
Year ended December 31, 2010
Fourth Quarter (4)	$16.75	$15.59	$13.83	93%	83%	$0.22

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low sales price divided by net asset value.

(3)	Represents the distribution declared for the specified quarter. We have adopted an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a distribution, then stockholders’ cash distributions are automatically reinvested in additional shares of our common stock, unless they specifically opt out of the dividend reinvestment plan so as to receive cash distributions. See “Dividend Reinvestment Plan” in the accompanying prospectus.

(4)	From October 29, 2010 (initial public offering) to December 31, 2010.

*	Not yet determined at the time of filing.
     The last reported price for our common stock on      , 2012 was $          per share. As of         , 2012, we had ___stockholders of record, which does not include stockholders for whom shares are held in nominee or “street” name.
     Shares of BDCs may trade at a market price that is less than the net asset value that is attributable to those shares. The possibility that our shares of common stock will trade at a discount from net asset value or at a premium that is unsustainable over the long term is separate and distinct from the risk that our net asset value will decrease. It is not possible to predict whether our shares will trade at, above or below net asset value in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
     In this section, except where the context suggests otherwise, the terms “we,” “us,” “our” and “Horizon Technology Finance” refer to Horizon Technology Finance Corporation and its consolidated subsidiaries. The information contained in this section should be read in conjunction with our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. For periods prior to October 28, 2010, the consolidated financial statements and related footnotes reflect the performance of our predecessor, Compass Horizon, and its wholly owned subsidiary, Horizon Credit I LLC, both of which were formed in January 2008 and commenced operations in March 2008. Amounts are stated in thousands, except shares and per share data and where otherwise noted. Our actual results could differ materially from those anticipated by forward-looking information due to factors discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus supplement and accompanying prospectus.
[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q prior to offering.]

[SELLING STOCKHOLDER[S]
     Below is information with respect to the number of shares of common stock owned by each of the selling stockholders.
[Insert description of selling stockholder[s]].
     The following table sets forth, as of      , 20__:
•	The name of each selling stockholder;

•	The number of shares of common stock and the percentage of the total shares of common stock outstanding that each selling stockholder beneficially owned (prior to any offering under this prospectus supplement);

•	The number of shares of common stock beneficially owned by each selling stockholder that may be offered under the registration statement, some or all of which shares may be sold pursuant to this prospectus supplement; and

•	The number of shares of common stock and the percentage of total shares of common stock outstanding to be beneficially owned by each selling stockholder following an offering, assuming the sale pursuant to the offering of all shares that are beneficially owned by such selling stockholder and registered under this registration statement.
     The information regarding the identity of each of the selling stockholders and their affiliations, including their beneficial ownership of shares of our common stock, is based solely on information provided by or on behalf of such selling stockholder.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to an			After an
	Offering (1)			Offering (2)
Number of Shares
	Number of	Percent of	That May be Sold	Number of	Percent of
Name of Selling Stockholder	Shares	Class	in the Offering	Shares	Class
TOTAL for Selling Stockholder[s]

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. In accordance with such rule, a person shall be deemed to be the beneficial owner of a security if that person has the right to acquire such security within 60 days of , 20_.

(2)	Applicable percentage of ownership is based upon shares of our common stock outstanding on , 20_.
     Shares of our common stock sold by the selling stockholder[s] will generally be freely tradable. Sales of substantial amounts of our common stock[, including by the selling stockholder[s],] or the availability of such common stock for sale, whether or not sold, could adversely affect the prevailing market prices for our common stock.]

UNDERWRITING
     We [and the selling stockholder[s]] are offering the common stock described in this prospectus supplement and the accompanying prospectus through a number of underwriters.          and           are acting as representatives of the underwriters. We [and the selling stockholder[s]] have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we [and the selling stockholder[s]] have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number of
Underwriter	Shares
     The underwriters are committed to purchase all of the shares of common stock offered by us [and the selling stockholder[s]] if they purchase any common stock. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.
[Overallotment Option
     The underwriters have an option to buy up to      additional shares of common stock from us [and the selling stockholder[s]] to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.]
     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $  per share of common stock. Any such dealers may resell shares of common stock to certain other brokers or dealers at a discount of up to $  per share of common stock from the public offering price. After the public offering of the common stock, the offering price and other selling terms may be changed by the underwriters. Sales of common stock made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of      % of the shares of common stock offered in this offering.
Commissions and Discounts
     The underwriting fee is equal to the public offering price per share less the amount paid by the underwriters to us [and the selling stockholder[s]] per share. The underwriting fee is $  per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total
	Without	Without
	Over-	Over-	With
	Allotment	Allotment	Over-Allotment
Public offering price	$	$	$
Sales load (underwriting discounts and commissions)	$	$	$
Proceeds to us before expenses	$	$	$
[Proceeds to the selling stockholder[s] before expenses]	$	$	$

     We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $         , or approximately $         per share excluding the overallotment and approximately $         per share including the overallotment. All of these offering expenses will be borne indirectly by investors in this offering and, therefore, immediately reduce the net asset value of each investor’s shares.
[Lock-Up Agreements
     During the period from the date of this prospectus supplement continuing through the date days after the date of this prospectus, we, our Advisor, our officers and directors and certain of our affiliates, [and the selling stockholder[s]] have agreed with the representatives of the underwriters, subject to certain exceptions, not to:
(1)	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired, or

(2)	enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any common stock or any securities convertible into or exercisable or exchangeable for any common stock.
     Moreover, if (1) during the last 17 days of such -day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of such -day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of such -day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless the representatives of the underwriters waive, in writing, such extension.]
Price Stabilizations and Short Positions
     In connection with this offering,          and      , on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve sales by the underwriters of common stock in excess of the number of securities required to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of securities made in an amount up to the number of securities represented by the underwriters’ overallotment option. Transactions to close out the covered syndicate short involve either purchases of such securities in the open market after the distribution has been completed or the exercise of the overallotment option. In determining the source of securities to close out the covered syndicate short position, the underwriters may consider the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. The underwriters may also make “naked” short sales, or sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of securities in the open market while this offering is in progress for the purpose of fixing or maintaining the price of the securities.
     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter or syndicate member when the underwriters repurchase securities originally sold by that underwriter or syndicate member in order to cover syndicate short positions or make stabilizing purchases.
     Any of these activities may have the effect of raising or maintaining the market price of the securities or preventing or retarding a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NASDAQ or otherwise. Neither we[, the selling stockholder[s]] nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we[, the selling stockholder[s]] nor any of the underwriters makes any representation that the underwriters will engage in these transactions. If the underwriters commence any of these transactions, they may discontinue them at any time.
     In connection with this offering, the underwriters may engage in passive market making transactions in our securities on NASDAQ in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of securities and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
Additional Underwriter Compensation
     Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us[, the selling stockholder[s]] and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]
Sales Outside the United States
     No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement or accompanying prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with our shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
     Each of the underwriters may arrange to sell our common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.
     [Insert applicable legends for jurisdictions in which offers and sales may be made.]
Electronic Delivery
     The underwriters may make this prospectus supplement and accompanying prospectus available in an electronic format. The prospectus supplement and accompanying prospectus in electronic format may be made available on a website maintained by any of the underwriters, and the underwriters may distribute such documents electronically. The underwriters may agree with us [and the selling stockholder[s]] to allocate a limited number of securities for sale to their online brokerage customers. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
     We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $         . [The selling stockholder[s] share of the total expenses of this offering, excluding underwriting discounts, will be approximately $         .]
     We[, the selling stockholder[s]] and our Advisor have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
     The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to any of the portfolio companies.

     We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if, among other things, we identified securities that satisfied our investment needs and completed our due diligence review of such securities.
     After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the common stock. In addition, after the offering period for the sale of our common stock, the underwriters or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our stockholders.
     The principal business addresses of the underwriters are: .
LEGAL MATTERS
     Certain legal matters regarding the shares offered by this prospectus supplement will be passed upon for us by Squire Sanders (US) LLP. Certain legal matters in connection with the shares offered hereby will be passed upon for the underwriters by .
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our consolidated financial statements as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009, and the period from March 4, 2008 (inception) through December 31, 2008 appearing in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.
AVAILABLE INFORMATION
     We have filed with the SEC a registration statement, of which this prospectus supplement forms a part, on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock being offered by this prospectus supplement and the accompanying prospectus.
     As a public company, we file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.